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FOR IMMEDIATE RELEASE

CALUMET BANCORP, INC. PLANS TO MERGER WITH FBOP CORPORATION

DOLTON, IL (September 9, 1998) -- Calumet Bancorp, Inc. (NASDQ/NMS:CBCI), announced today that a definitive agreement has been signed pursuant to which FBOP Corporation will acquire, for cash, all of the outstanding stock of Calumet in a transaction valued at approximately $111.6 million, or $32.00 per fully diluted share, after deducting Calumet's merger-related expenses.

The transaction is expected to be completed during the first quarter of 1999, and is subject to the approvals of regulatory agencies and Calumet's shareholders, and to the satisfaction of certain normal contractual closing conditions.

As of June 30, 1998, Calumet Bancorp, Inc. reported total assets of $492.0 million, total deposits of $349.1 million, stockholders' equity of $87.3 million, and a fully diluted book value of $25.44 per share. Calumet Bancorp, Inc. is the holding company of Calumet Federal Savings and Loan Association of Chicago, which operates five financial services offices -- Dolton, Lansing, Sauk Village and two in southeastern Chicago.

FBOP Corporation is a closely held bank holding company headquartered in Oak Park, Illinois. As of June 30, 1998, FBOP reported total assets of $3.3 billion and total deposits of $2.7 billion. Upon completion of the merger, FBOP will operate 19 banking offices in Illinois, 17 in California, and 3 in Texas, with consolidated assets of approximately $3.7 billion.

For more information:
Calumet Bancorp, Inc.                           FBOP Corporation
John Garlanger, Senior Vice President           Barbara Kilian, Vice President
(708) 841-9010                                  (708) 445-3260